Exhibit 10.1

RESOLUTIONS OF THE BOARD OF DIRECTORS OF FOMO CORP.

Effective December 28, 2022, pursuant to the provisions of California Corporation law, as amended, and the Certificate of Incorporation and By-Laws of FOMO CORP., a California corporation (the “Company”), the undersigned approves the issuance of up to 500 million common stock purchase warrants to employees or contractors of SMARTSolution Technologies LP. Recipients, amounts, exercise prices, and vesting schedules will be determined by SST management and the FOMO Board of Directors on a case-by-case basis.

WHEREAS, the undersigned approves the issuance of up to 500 million common stock purchase warrants to employees or contractors of SMARTSolution Technologies LP. Recipients, amounts, exercise prices, and vesting schedules will be determined by SST management and the FOMO Board of Directors on a case-by-case basis.

WHEREAS, the Board of Directors believes it is in the best interests of the Company to approve the issuance of up to 500 million common stock purchase warrants to employees or contractors of SMARTSolution Technologies LP. Recipients, amounts, exercise prices, and vesting schedules will be determined by SST management and the FOMO Board of Directors on a case-by-case basis.

NOW THEREFORE BE IT RESOLVED THAT:

RESOLVED, the Board of Directors undersigned approves the issuance of up to 500 million common stock purchase warrants to employees or contractors of SMARTSolution Technologies LP. Recipients, amounts, exercise prices, and vesting schedules will be determined by SST management and the FOMO Board of Directors on a case-by-case basis.

RESOLVED, that any of the Executive Officers of the Company are hereby authorized and directed for and on behalf of the Company to do and perform all acts and things and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to the consent resolutions set forth above.

Vikram Grover, CEO & Director